Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER 2024 RESULTS

•Q2 2024 revenue of $4.2 billion, an increase of 7% compared to prior year
•Q2 2024 net earnings attributable to Fluor of $169 million compared to $61 million in prior year period
•Q2 2024 diluted earnings per share (EPS) of $0.97; adjusted diluted EPS of $0.85
•Strong Q2 operating cash flow of $282 million, 2024 cash guidance range increased to $500 to $600 million
•Company affirms 2024 adjusted EPS and tightens adjusted EBITDA guidance

IRVING, Texas (August 2, 2024) - Fluor Corporation (NYSE: FLR) announced financial results for its second quarter ended June 30, 2024. Revenue for the quarter was $4.2 billion and net earnings attributable to Fluor were $169 million, or $0.97 per diluted share. Consolidated segment profit[1] for the quarter was $194 million compared to $191 million profit in the second quarter of 2023. Excluding the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted earnings per diluted share1 of $0.85.

[1] Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

“Our quarterly results demonstrate that our strategy is working, thereby ensuring targeted market growth and project execution excellence,” said David E. Constable, chairman and chief executive officer of Fluor. “For the second half of 2024, our focus will be on deploying resources onto our high-value project backlog and positioning the company to return capital to shareholders.”

Second quarter new awards were $3.1 billion compared to $3.7 billion in the second quarter of 2023. Ending consolidated backlog was $32.3 billion compared to $25.5 billion a year ago. General and administrative expenses for the second quarter of 2024 were $50 million compared to Q2 2023 expenses of $60 million. Fluor’s cash and marketable securities at the end of the quarter improved to $2.6 billion, excluding amounts held by NuScale.

Outlook

We are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

The company affirms its adjusted EPS guidance of $2.50 to $3.00 per share and tightens 2024 adjusted EBITDA guidance from $600 to $700 million to $625 to $675 million. Guidance reflects strong execution on the non-legacy portfolio, progress on entitlement negotiations, and considerable opportunities in Urban and Energy Solutions. Adjusted EPS and adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release.

Business Segments

Energy Solutions reported a profit of $75 million in the second quarter compared to $89 million in the second quarter of 2023. Results for the quarter reflect several large projects in the late stages of execution. During the quarter, the company turned the Penguins FPSO over to the client. Revenue for the quarter was $1.6 billion compared to $1.7 billion a year ago. New awards in the quarter totaled $582 million, compared to $753 million in the second quarter of 2023. Ending backlog improved 11% to $8.5 billion from $7.7 billion a year ago.

Urban Solutions reported a profit of $105 million in the second quarter compared to $76 million profit in the second quarter of 2023. Results include an increase in execution activities on multiple advanced technology and life sciences projects, and an agreement to the terms of a change order on a legacy infrastructure project. Revenue for the second quarter increased 52% to $1.8 billion from $1.2 billion a year ago primarily due to the ramp up of execution activities on several recently awarded projects. New awards for the quarter were $2.4 billion, compared to $2.3 billion a year ago and included an incremental award on a large metals project. Ending backlog improved by 67% to $19.6 billion from $11.7 billion a year ago.

Mission Solutions reported a profit of $41 million in the second quarter compared to $40 million in the second quarter of 2023. Revenue of $704 million for the second quarter was flat compared to a year ago. During the quarter Mission Solutions substantially completed its remaining legacy project, F.E. Warren. New awards for the quarter totaled $63 million, compared to $339 million in the second quarter of 2023. In early July, a notice to proceed was issued for the Pantex M&O contract where Fluor is a substantial minority partner. The estimated value of the contract to the joint venture is $30 billion based on all three of the five-year options being exercised. Ending backlog was $3.8 billion compared to $4.9 billion a year ago. Backlog does not reflect ongoing contributions from projects related to our equity method investments.

The Other segment, which includes Stork and Fluor’s 51% ownership in NuScale, reported revenue of $97 million and a loss of $27 million which was primarily related to NuScale.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern on Friday, August 2, 2024 which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.

A replay of the webcast will be available for 30 days.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impacts of foreign exchange fluctuations, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our remaining Stork and AMECO businesses that are no longer classified as discontinued operations but that continue to be marketed for sale or that have been sold. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average diluted shares outstanding. Adjusted weighted average diluted shares outstanding assumes the conversion of our convertible preferred stock. Adjusted EBITDA is defined as net earnings from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 34,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.5 billion in 2023 and is ranked 265 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit Fluor.com or follow Fluor on Facebook, LinkedIn, X and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; the inability to hire and retain qualified personnel; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates in preparing our financial statements; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; climate change, natural disasters and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (LOSS)(1)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2024		2023		2024		2023
Revenue
Energy Solutions	$1,595		$1,721		$3,028		$3,333
Urban Solutions	1,831		1,202		3,309		2,411
Mission Solutions	704		705		1,305		1,354
Other	97		311		319		594
Total revenue	$4,227		$3,939		$7,961		$7,692

Segment profit (loss) $ and margin %
Energy Solutions	$75	4.7%	$89	5.2%	$143	4.7%	$178	5.3%
Urban Solutions	105	5.7%	76	6.3%	155	4.7%	55	2.3%
Mission Solutions	41	5.8%	40	5.7%	63	4.8%	47	3.5%
Other	(27)	NM	(14)	NM	(49)	NM	(104)	NM
Total segment profit (loss) $ and margin %	$194	4.6%	$191	4.8%	$312	3.9%	$176	2.3%

G&A	(50)		(60)		(110)		(121)
Foreign currency gain (loss)	48		(44)		60		(86)
Interest income (expense), net	38		37		77		78
Earnings (loss) attributable to NCI	(16)		7		(34)		(16)
Earnings (loss) before taxes	214		131		305		31
Income tax expense	(61)		(63)		(111)		(93)
Net earnings (loss)	$153		$68		$194		$(62)
Less: Net earnings (loss) attributable to NCI	(16)		7		(34)		(16)
Net earnings (loss) attributable to Fluor	$169		$61		$228		$(46)

New awards
Energy Solutions	$582		$753		$1,298		$1,465
Urban Solutions	2,416		2,282		7,289		4,057
Mission Solutions	63		339		1,208		670
Other	37		336		321		752
Total new awards	$3,098		$3,710		$10,116		$6,944

New awards related to projects located outside of the U.S.	31%		47%		28%		49%

(in millions)	June 30, 2024	June 30, 2023
Backlog
Energy Solutions	$8,531	$7,649
Urban Solutions	19,571	11,695
Mission Solutions	3,775	4,900
Other	427	1,239
Total backlog	$32,304	$29,441

Backlog related to projects located outside of the U.S.	53%	47%
Backlog related to reimbursable projects	81%	64%
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

SUMMARY OF CASH FLOW INFORMATION

	Six Months Ended June 30,
(in millions)	2024	2023
OPERATING CASH FLOW	$171	$(99)

INVESTING CASH FLOW
Proceeds from sales and maturities (purchases) of marketable securities	(9)	127
Capital expenditures	(82)	(42)
Proceeds from sale of assets	74	23
Investments in partnerships and joint ventures	(21)	(10)
Other	—	5
Investing cash flow	(38)	103

FINANCING CASH FLOW
Purchase and retirement of debt	(24)	(137)
Dividends paid on CPS	—	(20)
Distributions to NCI (net of capital contributions)	(6)	(25)
Proceeds from NuScale share issuance (net of issuance fees)	45	—
Other	(9)	(15)
Financing cash flow	6	(197)

Effect of exchange rate changes on cash	(29)	16
Increase (decrease) in cash and cash equivalents	110	(177)
Cash and cash equivalents at beginning of period	2,519	2,439
Cash and cash equivalents at end of period	$2,629	$2,262

Cash paid during the period for:
Interest	$22	$31
Income taxes (net of refunds)	31	70

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Net earnings (loss) attributable to Fluor	$169	$61	$228	$(46)
Less: Dividends on CPS	—	10	—	20
Net earnings (loss) available to Fluor common stockholders	$169	$51	$228	$(66)
Exclude: Stork and AMECO businesses marketed for sale	—	(5)	8	59
Exclude: Tax expense on Stork and AMECO	—	—	—	—
Net earnings (loss) from core operations	169	46	236	(7)
Add (less):
Dividends on CPS	$—	$10	$—	$20
NuScale (profit) loss	26	20	57	46
ICA Fluor embedded derivatives	(20)	8	(27)	47
Tax expense (benefit) on ICA Fluor embedded derivatives	6	(2)	8	(13)
Foreign currency (gain) loss	(48)	44	(60)	86
Tax expense (benefit) on foreign currency gain/loss	15	(9)	15	(18)
G&A: Reserve for legacy legal claims	—	3	—	3
G&A: NuScale marketing costs borne by Fluor	—	5	—	5
SEC investigation	—	5	—	10
Adjusted Net Earnings	$148	$130	$229	$179

Diluted EPS available to Fluor common stockholders	$0.97	$0.35	$1.32	$(0.46)
Adjusted EPS	$0.85	$0.76	$1.32	$1.04

Weighted average diluted shares outstanding	174	143	173	143
Assumed conversion of CPS	—	27	—	27
Assumed issuance of shares under equity awards	2	2	2	2
Adjusted weighted average diluted shares outstanding	176	172	175	172

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(in millions)	2024	2023	2024	2023

Net earnings (loss) attributable to Fluor	$169	$61	$228	$(46)
Interest income	38	37	77	78
Tax expenses	(61)	(63)	(111)	(93)
Depreciation & amortization	16	19	34	37
EBITDA	$208	$106	$296	$6

Adjustments:
Other: NuScale, Stork and AMECO earnings	$25	$15	$44	$99
Energy Solutions: Embedded foreign currency derivative (gains)/losses	(20)	8	(27)	47
G&A: Foreign currency (gain) loss	(48)	44	(60)	86
G&A: Reserve for legacy legal claims	—	3	—	3
G&A: SEC investigation	—	5	—	10
Adjusted EBITDA	$165	$181	$253	$251

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

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